Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
New Concept Energy Inc.
Investor Relations
(800) 400-6407
investor.relations@pillarincome.com
New Concept Energy, Inc. Reports First Quarter 2011 Results
Dallas (May 13, 2011) — New Concept Energy, Inc. (AMEX:GBR), (the Company” or “NCE”) a Dallas-based oil and gas company, today reported net income for the three months ended March 31, 2011 of $97,000 or $ (0.05) per share, compared to net loss of $40,000 or $0.02 per share for the three months ended March 31, 2010.
For the three months ended March 31, 2011, the Company recorded oil and gas revenues of $280,000 as compared to $270,000 for the comparable period of 2010. The changes in oil & gas revenue was due changes in the price of oil and gas in the marketplace.
During the same periods in 2011, the Company recorded revenues of $729,000 for the three months ended March 31, 2011 from its retirement property compared to $703,000 for the comparable period in 2010. The increase was a rise in the occupancy rate of the properties from prior periods.
For the three months ended March 31, 2011, the Company recorded oil and gas operating expenses of $335,000 as compared to $356,000 for the comparable period of 2010. The decrease was due to a decrease in overall administrative expenses during the year.
For the three months ended March 31, 2011, operating expenses and lease expense at the retirement property were $581,000 as compared to $564,000 for the comparable period in 2010. The increase was a rise in the occupancy rate of the properties from prior periods.
For the three months ended March 31, 2011, corporate general & administrative expenses were $124,000 as compared to $199,000 for the comparable periods in 2010. The decrease is primarily due to payroll costs and administrative overhead.
For the three months ended March 31, 2011, interest income was $119,000 as compared to $139,000 for the comparable period in 2010. The decrease is due to a reduction in the receivable on which interest is computed over the comparable periods.

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	March 31,	December 31,
	2011	2010
Assets

Current assets
Cash and cash equivalents	$68	$59
Accounts receivable from oil and gas sales	209	223
Other current assets	106	101

Total current assets	383	383

Note and interest receivable — related party	9,771	10,361

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,776	11,789

Property and equipment, net of depreciation
Land, buildings and equipment — oil and gas operations	1,301	1,308
Other	154	156

Total property and equipment	1,455	1,464

Other assets	430	70

Total assets	$23,815	$24,067

The accompanying notes are an integral part of these consolidated financial statements.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	March 31,	December 31,
	2011	2010
Liabilities and stockholders’ equity

Current liabilities
Accounts payable — trade	$194	$83
Accrued expenses	67	156

Total current liabilities	261	239

Long-term debt
Notes payable	1,336	1,308
Payable — related parties	486	953
Asset retirement obligation	2,605	2,573
Other long-term liabilities	760	723

Total liabilities	5,448	5,796

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding 1,946,935 shares at March 31, 2011 and December 31, 2010	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,492)	(40,588)

	18,367	18,271

Total liabilities & equity	$23,815	$24,067

The accompanying notes are an integral part of these consolidated financial statements.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March
	2011	2010
Revenue
Oil and gas operations, net of royalties	$280	$270
Real estate operations	729	703

	1,009	973

Operating expenses
Oil and gas operations	335	356
Real estate operations	390	325
Lease expense	191	239
Corporate general and administrative	124	199
Accretion of asset retirement obligation	32	30

	1,072	1,149

Operating earnings (loss)	(63)	(176)

Other income (expense)
Interest income	119	139
Interest expense	(31)	(31)
Gain on sale of assets, net	—	10
Other income (expense), net	72	18

Income/(Expense)	160	136

Net income (loss) applicable to common shares	$97	$(40)

Net income (loss) per common share-basic and diluted	$0.05	$(0.02)

Weighted average common and equivalent shares outstanding — basic	1,947	1,947
The accompanying notes are an integral part of these consolidated financial statements.
Contact
New Concept Energy, Inc.
Investor Relations, 800-400-6407
investor.relations@pillarincome.com